                                                                    Exhibit 99.2

                        PRINCIPAL STOCKHOLDERS' AGREEMENT

          PRINCIPAL STOCKHOLDERS' AGREEMENT, dated as of August 23, 2006 (this "Agreement"), among MEGGITT-USA, INC., a Delaware corporation ("Parent"), and the stockholders of FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (the "Company") listed on the signature pages hereto (each, a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, Parent, Poole Acquisition Corp., a Delaware corporation ("Merger Sub"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company;

          WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of that number of shares of Common Stock, par value $0.000006 per share, of the Company (the "Common Stock") as is set forth on Schedule A to this Agreement across from its name (the "Subject Shares"); and

          WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that the Stockholders enter into this Agreement pursuant to which the Stockholders shall, among other things, execute a written consent in respect of all of the Subject Shares in favor of the proposal to adopt the Merger Agreement and the Merger, such consent to be pursuant and subject to the terms and conditions in this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

          Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly) to Parent as of the date hereof as follows:

          (a) Authority; Enforceability. Each Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

          (b) Execution; Delivery. Each Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules or statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and
(ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on such Stockholder's ability to perform its obligations hereunder.

          (c) The Subject Shares. Such Stockholder is the record and beneficial owner of the Subject Shares listed on Schedule A across from its name, free and clear of (i) any material Encumbrances (other than (A) pledges for margin loans existing as of the date hereof (and which margin loans are not for an aggregate principal amount in excess of 35% of the value as of the date hereof of the shares of Common Stock that are pledged with respect to such margin loans), (B) the Merger Agreement and (C) any Encumbrance created pursuant to that certain Co-Investment Agreement dated September 25, 1996 and filed as Exhibit 22 to the
Schedule 13D filing of the Stockholders in respect of the Company) and (ii) any Encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Shares that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. None of the Subject Shares owned by it is subject to any voting trust or other voting agreement with respect to the Subject Shares, except as contemplated by this Agreement. Except for its Subject Shares and any options to purchase shares of Common Stock that have been granted to those directors of the Company that were nominated by one or more Stockholders ("Director Options"), such Stockholder does not own beneficially or of record any securities of the Company on the date hereof, and does not, directly or indirectly, own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote.

          (d) No Conflicts. Subject to compliance by the Company with the HSR Act and appropriate filings under the US federal securities laws (which the Stockholder agrees to make as and to the extent required by the US federal securities laws), to the extent applicable, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) any organizational or constituent document related to such Stockholder, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder or any of his or its Subject Shares is bound or (iii) any Law or Order applicable to the Stockholder, except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults or rights of termination or acceleration that could not reasonably be expected to prevent or materially impair, impede or delay the timely performance by the Stockholder of its obligations under this Agreement.

          (e) Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance under this Agreement.

          Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

          (a) Authority; Enforceability. Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

          (b) Execution; Delivery. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by Parent under the Exchange Act as may be required in connection with this Agreement, or as contemplated by the Merger Agreement and the transactions contemplated thereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on Parent's ability to perform its obligations hereunder.

          (c) Available Funds. Parent affirms and makes herein the representation and warranty in Section 5.2(g) of the Merger Agreement (including the representation and warranty on Section 5.2(g) of the Parent Disclosure Letter), which representation and warranty is incorporated herein by reference.

          (d) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) Parent's certificate of incorporation or similar constituent documents, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which Parent is a party or by which Parent is bound, (iii) any Law or Order applicable to Parent, or (iv) subject to the filing of any reports under the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby, except in the case of clauses (ii) and (iii) for violations, breaches, defaults or rights of termination or acceleration that could not reasonably be expected to prevent or materially impair, impede or delay the timely performance by Parent of its obligations under this Agreement.

          Section 3. Covenants. Each Stockholder covenants and agrees as follows:

          (a) (i) Immediately following the execution and delivery of this Agreement and the Merger Agreement, and in any event three hours of the execution and delivery by Parent, Merger Sub and the Company of the Merger Agreement, each Stockholder shall consent to the adoption of the Merger Agreement by delivering to the Company a Principal Stockholder Consent with respect to the Subject Shares in the form of Exhibit A hereto.

          (ii) Subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes (as defined below), to the extent requested by the Board of Directors of the Company, each Stockholder agrees to execute a written consent with respect to, or vote, its Subject Shares for the adoption of any amendment (that does not contain or provide for a Prohibited Change) of the Merger Agreement that has been approved and declared advisable by the Board of Directors of the Company to the extent such amendment embodies the terms of a New Proposal that is approved by the Board of Directors of the Company (any such New Proposal, an "Accepted New Proposal"), and to the extent that stockholder approval for such amendment is required under the DGCL (any such written consent, an "Accepted New Proposal Consent")(any such amendment, an "Accepted New Proposal Amendment"), promptly after the execution and delivery of such Accepted New Proposal Amendment by the Parent, Merger Sub and the Company.

          (iii) Subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes, each Stockholder agrees to promptly execute and deliver such additional documents as Parent may reasonably request solely to the extent such additional documents (a) if not executed and delivered, would cause a Principal Stockholder Consent contemplated by Section 3(a)(i), or an Accepted New Proposal Consent contemplated by Section 3(a)(ii), to be invalid under the DGCL and/or (b) would be necessary to effectuate the stockholder approval provided pursuant to Section 3(a)(i) or 3(a)(ii).

          (iv) The Stockholders are the holders of record of a majority of the outstanding Series C Preferred Shares and, without implying that the Series C Preferred Shares have any voting rights with respect to the adoption of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, and solely to the extent required (if at all) by the DGCL, hereby adopt the Merger Agreement, and approve the Merger and the other transactions contemplated by the Merger Agreement, in such capacity as holders of Series C Preferred Shares.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, each Stockholder shall (solely in its capacity as a Stockholder of the Company) vote (or cause to be voted) or deliver an executed written consent, in each case as applicable and with respect to the Subject Shares (to the extent the Subject Shares may vote on the matter in question) against any Acquisition Proposal (other than the Merger Agreement and the Merger). No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

          (c) Other than pursuant to this Agreement or as contemplated by the Merger Agreement or as pledged as collateral pursuant to margin loans in existence on the date hereof, each Stockholder shall not: (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or instrument with respect to or consent to the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "Transfer") any Subject Shares to any third party (provided that the Stockholder shall be permitted to distribute all or any portion of the Subject Shares (A) to its general partners or limited partners if and only if such general partners or limited partners agree in writing in form and substance reasonably acceptable to Parent to be bound by this Agreement with respect to such Subject Shares, (B) as required by a Law or an Order or (C) upon the foreclosure, if any, of the margin loans existing as of the date hereof and pursuant to which the Subject Shares are pledged as collateral); (ii) deposit any Subject Shares into a voting trust; (iii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares; or (iv) enter into any other agreement or instrument with respect to the voting of any of the Subject Shares.

          (d) Notwithstanding anything to the contrary in this Agreement, (1) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company) and (2) nothing in this Agreement shall obligate such Stockholder to take, or forbear from taking, any action as a director (including without limitation through the individuals that it has elected to the Board of Directors of the Company) or any other action, other than in the capacity as a Stockholder of the Company with respect to the voting of the Subject Shares as specified in
Section 3(a) and 3(b).

          (e) Each Stockholder shall, and shall use its reasonable best efforts to cause each employee, agent and representative (including any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of the Stockholder) (each, a "Stockholder Representative") of the Stockholder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and Merger Sub) with respect to any Acquisition Proposal. Each Stockholder shall not, and shall use its reasonable best efforts to not permit its Stockholder Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information), any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent each Stockholder from (A) complying with its disclosure obligations under applicable U.S. federal securities Laws or (B) in the event the Company furnishes information or enters into discussions or negotiations with a Person, as and to the extent permitted pursuant to Section 6.2 of the Merger Agreement, such Stockholder shall be permitted to furnish information and engage in discussions and negotiations with such Person as and to the same extent the Company is permitted to take such actions.

          (f) Each Stockholder hereby waives, and agrees not to seek, assert or perfect any appraisal rights under Section 262 of the DGCL in connection with the Merger as it relates to the Common Shares and/or Series C Preferred Shares owned by such Stockholder.

          Section 4. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement (for the avoidance of doubt it is acknowledged that the entering into by the Company of an amendment to the Merger Agreement embodying the terms of an Accepted New Proposal or an agreement implementing an Accepted New Proposal shall not constitute a "termination of the Merger Agreement" for purposes hereof; provided, however, that the foregoing clarification shall not in any way limit or prevent the termination of this Agreement in the event that the Merger Agreement is terminated pursuant to and in accordance with Sections 8.1, 8.2, 8.3 or 8.4 of the Merger Agreement). Each of Parent and the Company agrees that none of the following amendments, modifications or waivers may be made to or in respect of the Merger Agreement without the prior written consent of each Stockholder (which consent may be withheld in such Stockholder's sole and absolute discretion): an amendment, modification or waiver (w) which would change the form or decrease the amount of the Per Common Share Consideration or the Per Series C Preferred Share Consideration, (x) of Article IV (other than
Section 4.4), Section 5.2(g), Section 6.2, Section 6.9, Section 7.3(c) or
Section 8.5, (y) which would disproportionately and adversely affect such Stockholder and/or (z) of the Termination Date (any of the foregoing amendments, waivers or modifications, other than any of the foregoing that receives the prior written consent of each Stockholder, a "Prohibited Change"). Parent and the Company agree that irreparable damage would occur to each Stockholder in the event any of the provisions of this Section 4 were not performed in accordance with the terms hereof and that each Stockholder is entitled to specific performance of the terms of this Section 4 in addition to any other remedies at law or in equity.

          Section 5. Irrevocable Proxy.

          (a) Grant of Proxy. Each Stockholder hereby appoints Parent as such Stockholder's proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote or act by written consent with respect to the Subject Shares, if and only to the extent that such Stockholder shall fail to vote or act by written consent with respect to its Subject Shares as provided in and in accordance with Section 3(a) and 3(b) hereof: (i) in accordance with Section 3(a) and 3(b) hereof and (ii) subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes, to sign its name (as a stockholder) to any written consent, proxy or ballot that the DGCL may require in order to give effect to Section 3(a) and 3(b) hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 3(a) or 3(b) hereof. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Section 212 of the DGCL applicable to irrevocable proxies.

          (b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

          Section 6. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Adjustments. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder's ownership of the Subject Shares or (ii) the Stockholder becomes the record or beneficial owner of any additional shares of Common Stock (excluding Director Options), then the terms of this Agreement will apply to all of the shares Common Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the record or beneficial owner thereof, as described in clause (ii), as Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired by the Stockholder, if any, after the date hereof.

          (c) Disclosure. Each Stockholder hereby permits Parent and the Company to disclose in all documents and schedules filed by Parent or the Company with the SEC this Agreement and the information contained in this Agreement, to the extent this Agreement and such information are required by the rules and regulations of the SEC to be disclosed therein; provided, however, that such disclosure shall be subject to the fullest extent practicable to the prior review and comment by the Stockholder and its Stockholder Representatives. Except as provided above or in Section 6.6 of the Merger Agreement, no party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of the other parties, except as may be required by applicable Law or applicable stock exchange or inter-dealer quotation system rules.

          (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Parent in accordance with Section 9.6 of the Merger Agreement and to a Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

          (e) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (f) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          (g) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          (h) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement and the Guaranty constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          (i) No Additional Representations. Guarantor, Parent and Merger Sub have been afforded the opportunity to conduct a thorough review and analysis of the business, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledge that Guarantor, Parent and Merger Sub have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. Except for the representations and warranties contained in this Agreement contemplated hereby, Guarantor, Parent and Merger Sub acknowledge that no Stockholder nor any of its Affiliates (other than the Company in the Merger Agreement) nor any other Person makes any express or implied representation or warranty with respect to itself or its Affiliates (including the Company and its Subsidiaries) prior to or after the date hereof, their respective businesses or otherwise or with respect to any information provided to Guarantor, Parent or Merger Sub, whether on behalf of the Company or such other Persons. The provisions of Section 5.2(h) of the Merger Agreement are incorporated herein by reference as if set forth herein.

          (j) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED

AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

          (k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(k).

          (l) Merger Agreement. Each party acknowledges that the other parties have been induced to enter into this Agreement (and, in the case of Parent, the Merger Agreement) based on the terms and conditions of the Merger Agreement (and, in the case of Parent, this Agreement).

          (m) Assignment. No rights or obligations under this Agreement may be assigned or delegated by operation of Law or otherwise. Any purported assignment or delegation in violation of this Agreement is void.

          (n) Consent to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in
Section 9.6 of the Merger Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Parent hereby agrees that in no event shall any Stockholder or its respective partners, stockholders, directors or officers be liable to Parent for any claims or damages with respect to the subject matter of the Merger Agreement, except as expressly provided herein, and Parent agrees not to assert any such claims or damages against any Stockholder or its respective partners, stockholders, directors or officers.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, each party has duly executed this Principal Stockholders' Agreement, all as of the date first written above.

                                        MEGGITT-USA, INC.


                                        By: /s/ Eric G. Lardiere
                                            ------------------------------------
                                        Name: Eric G. Lardiere
                                        Title: Vice President, Secretary &
                                               General Counsel


                                        FIREARMS TRAINING SYSTEMS, INC.
                                        (Solely for purposes of Section 4)


                                        By: /s/ Ronavan Mohling
                                            ------------------------------------
                                        Name: Ronavan Mohling
                                        Title: Chairman & CEO

                                        STOCKHOLDERS:

                                        CENTRE CAPITAL INVESTORS II, L.P.

                                        CENTRE CAPITAL TAX EXEMPT INVESTORS II,
                                        L.P.

                                        CENTRE CAPITAL OFFSHORE INVESTORS II,
                                        L.P.

                                        By: Centre Partners II, L.P., as General
                                        Partner

                                        By: Centre Partners Management LLC, as
                                        Attorney-in-Fact

               [PRINCIPAL STOCKHOLDERS' AGREEMENT SIGNATURE PAGE]

                                        By: /s/ Scott Perekslis
                                            ------------------------------------
                                        Name: Scott Perekslis
                                        Title: Managing Director


                                        CENTRE PARTNERS COINVESTMENT, L.P.

                                        By: Centre Partners II LLC, as General
                                        Partner


                                        By: /s/ Scott Perekslis
                                            ------------------------------------
                                        Name: Scott Perekslis
                                        Title: Managing Director
                                               Centre Partners Management LLC,
                                               as Attorneys-in-Fact


                                        CENTRE PARTNERS II, LLC


                                        By: /s/ Scott Perekslis
                                            ------------------------------------
                                        Name: Scott Perekslis
                                        Title: Managing Director
                                               Centre Partners Management LLC,
                                               as Attorneys-in-Fact

               [PRINCIPAL STOCKHOLDERS' AGREEMENT SIGNATURE PAGE]

                                   SCHEDULE A

STOCKHOLDER                                    SUBJECT SHARES
-----------                                    --------------
                                               Common Shares
Centre Capital Investors II, L.P.                  34,781,278
Centre Capital Tax Exempt Investors II, L.P.        3,888,163
Centre Capital Offshore Investors II, L.P.          6,892,143
Centre Partners Coinvestment, L.P.                  5,058,638
Centre Partners II, LLC                                 4,582

Notice for all Stockholders

[Name of Stockholder to whom notice is being sent]
c/o Centre Partners Management LLC
30 Rockefeller Plaza, Suite 5050
New York, NY 10020
Attn: Scott Perekslis
Fax: 212-332-5801

with a copy to (which shall not constitute notice):

O'Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Mark E. Thierfelder, Esq.
Fax: 212-326-2061